UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 405-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 23, 2010 the Compensation Committee of AXIS Capital Holdings Limited (the “Company”) adopted a policy pursuant to which the Company will pay, on behalf of its Bermuda-based non-U.S. resident or citizen employees and directors, U.S. federal income tax, social security tax and other federal tax and related taxes for business travel taxes incurred, if any, attributable to 2010 and 2011 business travel to the U.S. by such employees or directors. The Company estimates the aggregate total of all such payments for 2010 to be approximately $1.5 to $1.75 million.

On September 23, 2010, the Compensation Committee also approved revised forms of award agreements for use by the Company for awards of restricted stock and restricted stock units made on and after January 1, 2011. Under the revised agreements, the change of control provision has been amended to provide for a “double trigger” vesting provision under which awards would automatically vest upon an awardee’s termination of employment: (i) by the Company without cause; or (ii) by the awardee with good reason, in each case within 24 months of a change of control of the Company. Copies of the revised award agreements are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Employee Restricted Stock Agreement.
10.2	Form of Employee Restricted Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2010

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel